Exhibit 99.1

News From

Royal Caribbean Cruises Ltd.__________________________________

Corporate Communications Office

1050 Caribbean Way, Miami, Florida 33132-2096

305/539-6572

Contact: Ian Bailey (305) 982-2625

Michael Sheehan (305) 539-6572

ROYAL CARIBBEAN ANNOUNCES OASIS OF THE SEAS FINANCING

MIAMI – April 15, 2009 – Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced it has arranged commitments for unsecured financing in the amount of USD 1,050,000,000 or 80 percent of the contract price of Royal Caribbean International’s Oasis of the Seas.

The facility will be 95 percent guaranteed by Finnvera, the official export credit agency of

Finland, and amortizes over 12 years. BNP Paribas, Nordea Bank and SEB have each committed to provide 20 percent of the financing and each may elect to opt-out after six years. Finnish Export Credit Ltd. will provide funding for the remaining 40 percent. The company has an option of a floating or fixed rate of interest, and overall terms will fall within the company’s financial projections. The commitments are subject only to customary closing conditions.

“We are very pleased to have secured the financing for Oasis of the Seas,” said Brian J. Rice, executive vice president and chief financial officer. “With the tight credit environment and lack of liquidity in the financial markets today, this financing is a testimony to the strength of our company, the terrific partnership we have with Finland, and the outstanding long-term relationships we enjoy with our banks.”

Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International, Celebrity Cruises, Pullmantur, Azamara Cruises and CDF Croisieres

de France. The company has a combined total of 38 ships in service and six under construction. It also offers unique land-tour vacations in Alaska, Asia, Australia, New Zealand, Canada, Europe and South America. Additional information can be found on www.royalcaribbean.com, www.celebrity.com, www.pullmantur.es, www.azamaracruises.com, www.cdfcroisieresdefrance.com or www.rclinvestor.com.